Exhibit 10.23
Cabot Microelectronics Corporation

AMENDED AND RESTATED CHANGE IN CONTROL

SEVERANCE PROTECTION AGREEMENT

This Amended and Restated Agreement, (the “Agreement”) is entered into effective as of ____________, 2008 (the “Agreement Date”), by and between Cabot Microelectronics Corporation, a Delaware corporation (the “Company”) and [Executive] (the “Executive”);

Witnesseth That:

Whereas, the Executive is employed by the Company, and the Company desires to provide protection to the Executive in the event of a Change in Control of the Company;

Whereas, the Executive and the Company desire to amend and restate the Change in Control Severance Protection Agreement between the Company and the Executive, dated as of _______, ____ (the “Original Agreement”), in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to make certain other clarifications to ensure that the intended benefits of the Original Agreement are provided to the Executive;

Now, Therefore, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

Article I. Establishment and Purpose

1.1 Purpose of the Agreement.  The purpose of this Agreement is to advance the interests of the Company by providing the Executive with an assurance of equitable treatment, in terms of compensation and economic security, in the event of an acquisition or other Change in Control of the Company.  An assurance of equitable treatment will enable the Executive to maintain productivity and focus during the period of significant uncertainty that is inherent in an acquisition or other Change in Control.  Further, the Company believes that agreements of this kind will aid it in attracting and retaining the highly qualified, high-performing professionals who are essential to its success.

Article II. Certain Definitions

2.1 “Affiliate” is any entity directly or indirectly controlled by, controlling or under common control with the Company.

2.2 “Cause” means either:

(a) the Executive’s willful and continued failure to perform substantially the duties reasonably assigned to the Executive; or

(b) the Executive’s willful engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

The Executive’s willful failure to perform substantially his or her duties shall constitute “Cause” only if the Applicable Board (as defined in Section 5.2) has delivered a written demand for substantial performance to the Executive that specifically identifies the manner in which the Applicable Board believes the Executive has failed to perform, and has otherwise followed the procedure described in Section 5.2 below.  The Executive’s failure to perform substantially his or her assigned duties does not include either a failure that results from the Executive’s death, Disability, physical or mental incapacity, or an anticipated failure following the Executive’s notifying the Company that he or she intends to resign for Good Reason or during the One-Year Window Period.  No act or failure to act of the Executive’s will be deemed “willful” if the Executive acted (or failed to act) in good faith or in the reasonable belief that his or her act or omission was in the best interests of the Company.

2.3 “Change in Control” means the first to occur of any of the events or conditions described in subsections (a) through (e):

(a) Any Person, together with all affiliates and associates (within the meaning of Rule 12b-2 promulgated under the Exchange Act), acquires Beneficial Ownership, directly or indirectly, or securities of the Company representing at least thirty percent (30%) of the combined voting power of the Company’s then outstanding Voting Securities.  Notwithstanding the foregoing, the acquisition of Voting Securities in a Non-Control Acquisition will not constitute a Change in Control.

(b) During any period of twenty-four (24) consecutive months beginning on or after the Agreement Date, individuals who, at the beginning of that 24-month period, constitute the Board (the “Incumbent Directors”), cease for any reason to constitute at least a majority of the Board.  A new director of the Company whose election or nomination for election as a director of the Company was approved by a vote of at least two-thirds of the Incumbent Directors will be deemed to be an Incumbent Director.  Notwithstanding the foregoing, (i) a new director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 2.3(d) will not be deemed to be an Incumbent  Director and (ii) no individual will be considered to be an Incumbent Director if he or she initially assumed office through an actual or threatened “Election Contest” with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(c) At any duly conducted election of directors at a special or annual meeting of the Company’s stockholders,

(i)
two or more nominees who are both (A) nominees of and endorsed by the Company and (B) not employees of the Company or any Affiliate at the time of the election are not elected to serve as directors; and

(ii)	any person not a nominee of, and endorsed by, the Company is elected to serve as a director of the Company.

(d) The consummation of:

(i)	a merger, consolidation or reorganization involving the Company, unless the merger, consolidation or reorganization is a “Non-Control Transaction;” or

(ii)	a transaction pursuant to which all or substantially all of the assets of the Company are sold or disposed of to any Person (other than a transfer to a Change in Control Subsidiary).

(e) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(f) This Section 2.3(f) contains the definitions of the capitalized terms used in subsections (a) through (e) above.

(i)	“Voting Securities” are securities of the Company generally entitled to vote in the election of directors.

(ii)	“Person” is used under this Agreement in the same way as under Section 13(d) and 14(d) of the Exchange Act.

(iii)	“Beneficial Ownership” is used in the same way as under Rule 13d-3 promulgated under the Exchange Act.

(iv)
A “Non-Control Acquisition” is an acquisition (A) by an employee benefit plan maintained by the Company or by a Change in Control Subsidiary; (B) by the Company or by a Change in Control Subsidiary; or (C) directly from the Company (1) by an underwriter in connection with an underwritten public offering or private placement, (2) of non-voting convertible debt or non-voting convertible preferred stock (until converted into Voting Securities), or (3) by a Person who, in connection with the acquisition, (a) enters into a standstill agreement with the Company that has a duration of at least two years and pursuant to which the Person agrees to vote the acquired securities on any matter either at the direction of the Board or in the same proportion as the Company’s other stockholders vote on the matter and (b) agrees to assume, honor and perform the Company’s obligations under this Agreement.  An acquisition pursuant to sub-clause (C)(3) will be a Non-Control Acquisition only for so long as the standstill agreement remains in effect.

(v)	“Board” means the Board of Directors of the Company.

(vi)	A “Change in Control Subsidiary” is a corporation or other Person, a majority of whose voting power, voting equity securities or equity interest is owned directly or indirectly by the Company.

(vii)
A “Non-Control Transaction” is a merger, consolidation or reorganization of the Company where (A) the stockholders of the Company, immediately before the merger, consolidation or reorganization, own directly or indirectly immediately after the merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from the merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before the merger, consolidation or reorganization; (B) the individuals who were Incumbent Directors immediately before the agreement providing for the merger, consolidation or reorganization was executed constitute at least two-thirds of the members of the board of directors of the Surviving Corporation; and (C) no Person other than (1) the Company, (2) a Change in Control Subsidiary, or (3) an employee benefit plan maintained by the Company, the Surviving Corporation or a Change in Control Subsidiary, acquires Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because a Person acquires Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the percentage of shares Beneficially Owned by the Person.  Notwithstanding the foregoing, if a Change in Control would occur but for the operation of the preceding sentence as a result of the acquisition of Voting Securities by the Company, and after that acquisition by the Company, the Person described in the preceding sentence increases the percentage of then outstanding Voting Securities he or she owns, a Change in Control will occur.

2.4 “Change in Control Period” means the period commencing on the Agreement Date and ending on the earliest to occur of the date that is (a) the first anniversary of the date as of which the Company or Committee notifies the Executive in writing that the Agreement is being terminated or (b) other than with respect to an Anticipatory Termination (as defined in Section 2.6), the date on which the Company and its Affiliates cease to employ the Executive, if such cessation occurs prior to a Change in Control.

2.5  “Disability” is a physical or mental condition that would entitle the Executive to benefits under the Company’s long-term disability plan, or if the Company maintains no such plan, then under the federal Social Security law.

2.6 “Effective Date” means the first date during the Change in Control Period on which a Change in Control occurs.  Notwithstanding anything in this Agreement to the contrary, if a Change in Control occurs and if the Executive’s employment with the Company is terminated during the one-year period prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (a) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or anticipation of a Change in Control, then “Effective Date” means the date immediately prior to the date of such termination of employment (an “Anticipatory Termination”).  In the event of an Anticipatory Termination, the Severance Benefits will be paid or provided as set forth in Section 4.2 and for purposes thereof the “Termination Date” shall be the date of the Change in Control.

2.7 “Good Reason” means the taking of actions by the Company that result in a material negative change in the Executive’s employment relationship.  For these purposes, a “material negative change in the Executive’s employment relationship” includes any of the events or conditions described below:

(i)
There is a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities and, if applicable, membership on the Board) which represents a material adverse change from those in effect as of immediately prior to the Change in Control;

(ii)	The Executive is assigned duties or responsibilities that are materially inconsistent with the Executive’s status, title, position or responsibilities as of immediately prior to the Change in Control;

(iii)	A material decrease in the Executive’s annual base salary from the rate in effect as of the date of the Change in Control or as of any date following the Change in Control, whichever is greater;

(iv)
The offices of the Company or Operating Unit at which the Executive is principally employed are moved to a location that increases the Executive’s one-way commute by more than thirty-five (35) miles from the location of the offices occupied immediately prior to such relocation; or

(v)	Any other action or inaction that constitutes a material breach by the Company of this Agreement.

2.8 “One-Year Window Period” is the thirty (30)-day period commencing on the date of the first anniversary of a Change in Control.

Article III. Employment Period

The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the day after the date that is thirteen months following the Effective Date (the “Employment Period”).  The Employment Period shall terminate upon the Executive’s termination of employment for any reason.  During the Employment Period, the Executive’s annual base salary shall be at least equal to the Executive’s annual base salary as in effect immediately prior to the Effective Date and the Executive shall be eligible to participate in compensation and benefit plans that are no less favorable than those in which the Executive participated immediately prior to the Effective Date  and on terms and conditions no less favorable (including as to the amount of benefits provided and as to the level of the Executive’s participation) than those that applied immediately prior to the Effective Date (or, if more favorable, those in which similarly situated executives of the Company are eligible to participate during the Employment Period).

Article IV. Severance Benefits

4.1 Right to Severance Benefit.  The Executive will be entitled to receive from the Company the Severance Benefit provided in Section 4.2 if a Change in Control occurs and, within the Employment Period, the Executive’s employment with the Company and all of its Affiliates is (a) involuntarily terminated by the Company for any reason other than the Executive’s death or Disability or for Cause or (b) by the Executive (i) for Good Reason within the Employment Period (or due to an Anticipatory Termination) or (ii) during the One-Year Window Period.  Other than during the One-Year Window Period, if the Executive voluntarily terminates employment at any time for any reason other than Good Reason (or due to an Anticipatory Termination), the Executive will not be entitled to the Severance Benefit.

4.2 Severance Benefit.  The “Severance Benefit” to which the Executive will become entitled if the Executive meets the requirements of Section 4.1 is composed of all of the amounts and benefits described in subsections (a) through (f) below, paid or provided as described in those subsections.

(a) The Company will pay the Executive all Accrued Compensation within ten (10) days after the Termination Date (as defined below).  The Executive’s “Accrued Compensation is all amounts earned or otherwise payable to the Executive as of the Termination Date, including base salary, reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company through the Termination Date, vacation pay and earned and unpaid bonuses and incentive compensation with respect to periods prior to the Termination Date; provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the annual base salary, bonuses or incentive compensation described above then for all purposes of this Agreement, such deferral election, and the terms of the applicable arrangement shall apply to the same portion of such amounts, and such portions shall not be considered as part of the “Accrued Compensation” but shall instead be considered as an “Other Amount” (as defined below).

(b) The Company will pay the Executive a Pro-rata Bonus within thirty (30) days after the Termination Date, subject to the proviso in Section 4.2(a) above.  The Executive’s “Pro-rata Bonus” shall be the amount equal to the Executive’s Bonus Amount (as defined below) multiplied by a fraction, the numerator of which is the number of days that have elapsed through the Termination Date in the Company’s then-current fiscal year and the denominator of which is 365.  For purposes of this Agreement, the Executive’s “Bonus Amount” shall equal the greatest of:

(i)
the Executive’s target bonus amount for the fiscal year in which the Change in Control occurs under the Short-Term Incentive Plans (as defined below) in which the Executive is eligible to participate as of immediately prior to the Change in Control;

(ii)
the Executive’s target bonus amount for the fiscal year in which the Termination Date occurs under all Short-Term Incentive Plans in which the Executive is eligible to participate as of immediately prior to the Termination Date; and

(iii)
the highest bonus amount paid or payable to the Executive under all Short-Term Incentive Plans in respect of any of the three fiscal years preceding the fiscal year in which the Change in Control occurs (or for such lesser number of full fiscal years prior to the Change in Control for which the Executive was eligible to earn such a bonus).

For purposes of determining the Bonus Amount, the bonus formulations set forth in clauses (i) through (iii) above shall include any portion of a bonus that the Executive elected to defer and any portion that is settled in equity awards and, for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months and received a pro-rated bonus, shall be annualized.

“Short-Term Incentive Plans” are any bonus or incentive compensation plans, policies, programs or other arrangements that make cash awards to the Executive on the basis of award periods that are no longer than one year.

(c) The Company will pay the Executive an amount equal to [for executive officers other than the chief executive officer and principal accounting officer: two (2)] [for the chief executive officer: three (3)][for the principal accounting officer: one (1) time] times the sum of:  (i) the Executive’s annual base salary, (ii) the Executive’s Bonus Amount and (iii) an amount equal to the contributions made or credited by the Company under all qualified and non-qualified retirement plans for the benefit of the Executive for the most recently completed plan year of each such plan.  For purposes of this Agreement, the Executive’s “annual base salary” includes any amounts the Executive may have elected to defer, and will be calculated at the rate in effect immediately before the Change in Control or on the Termination Date, whichever is greater.  The Company will pay the amount described in this Section 4.2(c) in one lump sum, without any discount for accelerated payment, within ten (10) days after the Termination Date.

(d) For the [for executive officers other than the chief executive officer and principal accounting officer: twenty-four (24)-month][for the chief executive officer: thirty-six (36)-month][for the principal accounting officer: twelve (12)-month] period beginning on the Termination Date (the “Benefits Continuation Period”), the Company will continue on behalf of the Executive and his or her dependents and beneficiaries, at the Company’s expense and without any required contribution by the Executive medical, health, dental and prescription drug benefits (the “Health Care Benefits”).

The Health Care Benefits (including deductibles, if any) provided under this Section 4.2(d) will be no less favorable to the Executive and the Executive’s beneficiaries than the most favorable of those coverages and benefits provided to the Executive and the Executive’s dependents during the ninety-day (90-day) period immediately before the earlier of the Executive’s Termination Date and the Change in Control, or as of any date following the Change in Control but preceding the Executive’s Termination Date (such period, the “Benefits Measurement Period”); provided, however, that the Healthcare Benefits provided during the Benefits Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes, and, if the Company reasonably determines that providing continued coverage under one or more of its welfare benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage.  If the Executive obtains Health Care Benefits under a subsequent employer’s benefit plans during the Benefits Continuation Period, the Health Care Benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility.  In addition, the Company shall make a lump sum payment to the Executive, without any discount for accelerated payment, within ten (10) days after the Termination Date in an amount equal to the product of (i) the annual premium payments based on the conversion rates applicable to the Executive as of the Termination Date in respect of the group term life insurance policy and not any supplemental policies under which the Executive was covered immediately prior to the Date of Termination and (ii) [for executive officers other than the chief executive officer and principal accounting officer: two (2)] [for the chief executive officer: three (3)][for the principal accounting officer: one (1)].  To the extent requested by the Executive within 30 days following the Date of Termination, the Company shall take all action necessary, if any, to facilitate the Executive’s exercise of all conversion privileges, if any, under such group term life insurance policy.

(e) The Company shall, at its sole expense as incurred, provide the Executive with outplacement assistance services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion, provided that the cost of such outplacement shall not exceed 15% of the Executive’s annual base salary; and provided, further, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Termination Date.

(f) All amounts earned by, or awarded to, the Executive under any incentive compensation plan or benefit plan and not specifically described in Sections 4.2(a) through (e) above (the “Other Amounts”) will immediately vest on the Executive’s Termination Date, and the Executive will be entitled to be paid such Other Amounts in accordance with the terms of the plans.  In addition, all stock options to acquire Company common stock, shares of restricted Company common stock and any other equity-related awards granted to the Executive under the Cabot Microelectronics Corporation 2000 Equity Incentive Plan or any successor plan will immediately vest and become freely exercisable upon a Change in Control, to the extent provided by the terms of that plan.  This Section 4.2(f) will not apply to any benefits allocated or accrued to the Executive under any plan that is intended to be qualified under Section 401(a) of the Code.

All payments described in this Section 4.2 are described gross of any withholding, and will be subject to any applicable requirement to withhold income, payroll or other taxes, except with respect to, and to the extent provided as, a Gross-up Payment as provided in Article VI below.

4.3 No Obligation to Mitigate.  The Executive will not be required to mitigate the amount of the Severance Benefit or any portion of it by seeking other employment or otherwise.  Except as provided in Section 4.2(d), no portion of the Severance Benefit will be offset or reduced by the amount of any compensation or benefits provided to the Executive through subsequent employment.

Article V. Termination of Employment

5.1 Termination Date.  The “Termination Date” is the date on which the Executive’s employment with the Company and all Affiliates terminates, pursuant to the provisions of this Article V.  The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Article V constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Termination Date.”

5.2 Termination by Company for Cause.  At any time following a Change in Control and during the Employment Period, the Company must follow the procedure set forth in this Section 5.2, in order to terminate the Executive for Cause.  First, the Board of Directors of the Company (or if the Company is not the ultimate parent of the Company, the board of directors of the ultimate parent of the Company (the “Applicable Board”)) shall hold a meeting to determine whether Cause exists.  The Company must give the Executive reasonable advance written notice of the meeting and of the facts and circumstances that will be presented to the Applicable Board as constituting Cause, including facts evidencing that the Executive has been given at least a thirty (30) day opportunity within which to cure any facts and circumstances constituting Cause, unless the facts and circumstances alleged to constitute Cause do not allow for cure.  The Executive will have an opportunity, together with the Executive’s counsel, to be heard by the Applicable Board before the meeting.  If the Applicable Board finds, by a resolution duly adopted in good faith by affirmative vote of at least three-quarters of the entire membership of the Applicable Board, that Cause exists and that the Executive should be terminated for Cause, then the Applicable Board must set forth those findings in a written resolution that also includes the specific facts and circumstances found to constitute Cause (which cannot include any facts or circumstances not included in the written notice of the Applicable Board meeting given to the Executive).  The Company must furnish the Executive with a copy of the resolution, together with a written notice that the Executive is being terminated for Cause.  The notice must specify the effective date of the termination.  The effective date of the termination may not be sooner than five (5) business days after the date the Company delivers the resolution and notice to the Executive.  In any action to contest the existence of Cause, the Applicable Board’s findings will have no presumptive weight.  The Company may not later rely upon any facts or circumstances as Cause for the Executive’s termination, other than the facts or circumstances set forth in the notice of the Applicable Board meeting given to the Executive and found by the Applicable Board at that meeting to constitute Cause.

5.3 Termination by Company for Disability.  At any time following a Change in Control and during the Employment Period, the Company must follow the procedure set forth in this Section 5.3, in order to terminate the Executive for Disability.  If, as a result of Disability, the Executive has been absent from the performance of his or her duties for the Company for the elimination period provided in the Company’s long-term disability plan (or, if the Company does not maintain a long-term disability plan, for six (6) consecutive months) and the Executive is unable to return to his or her duties on a full-time basis, even with reasonable accommodations on the Company’s part, the Company may give the Executive written notice that it proposes to terminate the Executive’s employment for Disability.  The notice will state that the Company will terminate the Executive for Disability effective on a specific date, unless the Executive returns to the performance of his or her duties on a full-time basis by that date.  The effective date of the termination may not be sooner than thirty (30) days after the date the Company delivers the notice to the Executive.  The Executive will be terminated for Disability if and only if the Company has made all reasonable accommodations required to permit the Executive to return to work and the Executive has not returned on a full-time basis by the date specified in the notice.  Notwithstanding any other provision of this Section 5.3, if the Executive elects a disability retirement under any qualified retirement plan of the Company, or begins to receive benefits under the Company’s long-term disability plan, he or she will be deemed to have been properly terminated for Disability by the Company.  The effective date of such a termination will be the Executive’s retirement date under the retirement plan or the date as of which long-term disability benefits begin under the Company’s long-term disability plan, whichever is sooner.

5.4 Termination by Executive for Good Reason.  Following a Change in Control and during the Employment Period, the Executive may terminate employment for Good Reason.  In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (vi) of Section 2.7 within ninety (90) days following the initial existence of such condition or conditions, and, to the extent such condition is curable, the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition.  In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Executive must terminate employment, if at all, within ninety (90) days following the Cure Period in order to terminate employment for Good Reason.  The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (vi) of Section 2.7 shall not affect the Executive’s ability to terminate employment for Good Reason.

5.5 Voluntary Termination by Executive during the One-Year Window Period. Following a Change in Control and during the Employment Period, the Executive may voluntarily terminate his or her employment with the Company and its Affiliates for any or no reason during the One-Year Window Period without giving prior notice to the Company, and will not be required to give any notice in order to perfect his or her rights under this Agreement on termination during the One-Year Window Period. The Executive will be deemed to voluntarily terminate his or her employment with the Company and all Affiliates during the One-Year Window Period only if the Executive actually terminates employment with the Company and all Affiliates before the end of the One-Year Window Period.

5.6 Other Termination.  Neither the Company nor the Executive must follow any particular procedures to effect a termination for a reason other than Cause, Disability or Good Reason, or for the Executive to terminate employment voluntarily at a time other than during the One-Year Window Period.

Article VI. Parachute Payments

6.1 Excise Tax Gross-up Payment.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any amounts or benefits the Executive would receive , whether paid or provided under this Agreement or otherwise (such amounts and benefits that are in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code), the “Payments”), would subject the Executive to an excise tax under Section 4999 of the Code (the “Excise Tax”), the Company will pay the Executive, in addition to the Severance Benefit and any other payments or benefits to which the Executive is entitled, a “Gross-up Payment.”  The Gross-up Payment will be in the amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  The Company’s obligation to make a Gross-Up Payment under this Section 6.1 shall not be conditioned upon the Executive’s termination of employment and shall survive the Executive’s termination of employment.

6.2 Determination of Gross-up Payment.  A nationally recognized certified public accounting firm or professional services firm with experience making such determinations, as may be designated by the Company prior to the Change in Control (the “Accounting Firm”), will make an initial determination of whether the Company must pay a Gross-up Payment, and if so, the amounts of any such Gross-up Payment.  The Accounting Firm will provide the Company and the Executive with the determination and detailed supporting calculations and documentation within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company.  The Company will pay the fees and expenses of the Accounting Firm.  The Executive will have the right to accept the determination, or to have the determination reviewed by a nationally recognized accounting firm selected by the Executive, at the Executive’s expense.  The determination of the second accounting firm will be binding, final and conclusive on the Company and the Executive.  The Company will pay the Gross-up Payment finally determined under this Section 6.2 within ten (10) days after it is finally determined or if earlier the date that it is due to the Internal Revenue Service or any other applicable taxing authority; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority.  The Gross-Up Payment shall be paid to the Executive; provided that the Company, in its sole discretion, may withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

Article VII. Other Rights and Benefits Not Affected

7.1 Other Benefits.  Except as otherwise specifically provided in this Agreement, the provisions of this Agreement will not affect any other plan, program or arrangement under which the Executive may accrue or earn benefits or compensation.  Notwithstanding the foregoing, if the Executive receives a Separation Benefit pursuant to Section 4.2 of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its Affiliates.

7.2 Employment Status.  This Agreement does not constitute a contract of employment or impose on the Executive or the Company any obligation to retain the Executive as an employee, to change the status of the Executive’s employment, or to change the Company’s policies regarding termination of employment.

Article VIII. Successors and Beneficiaries

8.1 Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

8.2 Beneficiaries.  The Executive’s beneficiary under the Cabot Microelectronics Corporation 401(k) Plan (or any successor plan (and if there is no such successor plan the Executive’s beneficiary as noted on the records of the Company)) will be the Executive’s beneficiary under this Agreement, unless the Executive otherwise designates a beneficiary in the form of a signed writing acceptable to the Committee.  The Executive may make or change such designation at any time.

Article IX. Legal Fees and Arbitration

The Company will indemnify and reimburse the Executive for all legal fees and related expenses (including the costs of experts, evidence and counsel, but not including the costs of an accounting firm selected by the Executive to perform a Gross-up Payment determination as provided in Section 6.2) (the “Legal Expenses”) reasonably incurred by the Executive:

(a) to contest or dispute in good faith the Executive’s termination of employment with the Company and its Affiliates; or

(b) to seek to obtain or enforce any benefit or right provided by this Agreement or by any other plan or arrangement maintained by the Company or its Affiliates and under which the Executive is or may be entitled to receive benefits upon or following the Executive’s termination of employment or a Change in Control.

In either case, the Executive will be entitled to indemnification and reimbursement of the Legal Expenses only if the termination of employment the Executive contests or disputes, or as to which the Executive seeks benefits or rights, arose in connection with a Change in Control or during the Employment Period.  In order to comply with Section 409A of the Code, (i) the Legal Expenses shall be reimbursed with respect to claims, actions or proceedings incurred at any time from the occurrence of a Change in Control through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the occurrence of such Change in Control), (ii) in no event shall the payments by the Company under this Article IX be made later than the end of the calendar year next following the calendar year in which the Legal Expenses were incurred, provided that the Executive shall have submitted an invoice for such Legal Expenses at least ten (10) business days before the end of the calendar year next following the calendar year in which such Legal Expenses were incurred; (iii) the amount of any Legal Expenses that the Company is obligated to pay in any given calendar year shall not affect the Legal Expenses that the Company is obligated to pay in any other calendar year; and (iv) the Executive’s right to have the Company pay such Legal Expenses may not be liquidated or exchanged for any other benefit.

Article X. Amendment, Modification, Termination and Substitution

10.1 Amendment, Modification, Termination and Substitution.  Subject to Sections 10.2 and 10.3, the Board may at any time and from time to time alter, amend, modify, extend or terminate this Agreement, or accept its surrender and execute a new agreement in substitution of it, by resolution or consent adopted by two-thirds of the Board.  Notwithstanding the foregoing, no modification or substitution of this Agreement will, without the prior written consent of the Executive, alter or impair any rights or obligations under this Agreement.  The Executive must be given a copy of any instrument that purports to alter, amend, modify, extend or terminate this Agreement.

10.2 Limitations on Amendment, Modification, Termination and Substitution.  No amendment, termination, modification, extension or substitution of this Agreement will be effective if it would adversely affect the rights of the Executive, if a Change in Control occurs within one year after the date it is meant to be effective (or, if earlier, if a Change in Control occurs after the Executive’s Anticipatory Termination), and any such an amendment, termination, modification or substitution will be automatically rescinded, unless the rescission of any such amendment, termination, modification or substitution would result in adverse tax consequences to the Executive.  .  In addition, this Agreement may not be amended, modified, terminated, extended or substituted at the request of a third party who has indicated an intent, or taken steps to effect, a Change in Control, or otherwise in connection with or anticipation of a Change in Control.  From and after the occurrence of a Change in Control, this Agreement may not be amended, modified, terminated, extended or substituted in a manner that would in any way adversely affect the benefits or rights provided to the Executive.

10.3 Section 409A of the Code.  The payments and benefits under this Agreement are intended to be exempt from Code Section 409A pursuant to the exception for short-term deferrals, reimbursements, and in-kind distributions.  This Agreement shall be construed, interpreted and administered in accordance with such intent.  Notwithstanding the foregoing, the Executive and the Company acknowledge that it may be necessary to amend this Agreement, within the time period permitted by the applicable Treasury Regulations, to make changes so as to cause such payments and benefits not to be considered “deferred compensation” for purposes of Section 409A of the Code, to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code, or a combination thereof, so as to avoid the imposition of  taxes and penalties on the Executive pursuant to Section 409A of the Code.  The Executive hereby agrees that, prior to a Change in Control, the Company may, without any further consent from the Executive, make any and all such changes to this Agreement as may be necessary or appropriate to avoid the imposition of penalties on the Executive pursuant to Section 409A of the Code, while not substantially reducing the aggregate value to the Executive of the payments and benefits to, or otherwise adversely affecting the rights of, the Executive under this Agreement.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code and (i) shall be paid or provided within the time period permitted under Section 409A of the Code, (ii) the amount or benefit that the Company is obligated to pay or provide in any given calendar year shall not affect the amount or benefit that the Company is obligated to pay in any other calendar year and (iii) the Executive’s right to have the Company pay or provide the amount or benefit may not be liquidated or exchanged for any other benefit.

Article XI. Miscellaneous

11.1 Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Agreement, and the Agreement will be construed and enforced as if the illegal or invalid provision had not been included.

11.2 Unfunded Status of Agreement.  This Agreement is intended to constitute an “unfunded” arrangement for executive compensation.  As to any payments due but not yet made under this Agreement, the Executive’s rights are no greater than those of a general creditor of the Company.  The Company is not required to fund or otherwise set aside assets to pay the amounts owed under this Agreement.  Notwithstanding the foregoing, immediately prior to a Change in Control, the Company or its successor must and will establish a “rabbi” trust with a nationally recognized financial institution as trustee and fully fund the Severance Benefit, Gross-up Payment (if any), and any other amounts that may become payable under this Agreement; provided, however, that the trust shall not be funded if the funding thereof would result in taxable income to the Executive by reason of Section 409A(b) of the Code; and provided, further, in no event shall any trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code.  Any fees and expenses of the trustee of any such rabbi trust shall be paid by the Company.

11.3 Governing Law.  The laws of the State of Illinois, other than its conflict of law principles, will govern in all matters relating to this Agreement.

11.4 Nonassignability. Neither the Executive nor his or her beneficiaries or legal representatives may assign or transfer this Agreement or any right under it, except by will or by the laws of descent and distribution.  This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

11.5 Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreements will not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment or other right which the Company may have against the Executive or others.

11.6 Survivorship.  Upon the expiration or other termination of this Agreement or the Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

11.7 Entire Agreement.  From and after the Agreement Date, this Agreement shall supersede the Original Agreement.  From and after the Effective Date, this Agreement shall supersede any other employment, severance or change of control agreement between the parties   with respect to the subject matter hereof.

In Witness Whereof, the Company and the Executive have duly executed this Agreement as of the date first written above.

Cabot Microelectronics Corporation

By:______________________________________

Its:______________________________________

_________________________________________
                    (Executive’s Signature)

Executive’s Name and Address for notices:

_________________________________________

_________________________________________

_________________________________________